Exhibit 10.3

FOOT LOCKER LONG-TERM INCENTIVE COMPENSATION PLAN

Amended and Restated as of March 23, 2016

Effective as of February 1, 1981, the Board of Directors of Foot Locker Specialty, Inc. adopted a Long-Term Incentive Compensation Plan (the “Plan”) for certain executives of Foot Locker Specialty, Inc. and its subsidiaries. Effective as of August 7, 1989, Foot Locker, Inc. (“Foot Locker” or the “Company”) adopted the Plan, as amended. The Plan has been amended and restated from time to time, and in accordance with the requirements of “Section 162(m) of the Code” (as defined below), the performance goals under the Plan were initially approved at the 1996 annual meeting of shareholders and were reapproved in 2001, 2006 and 2011. The Plan is again amended and restated as of March 23, 2016 in the form set forth below, subject to shareholder approval of the performance goals set forth herein at the 2016 annual meeting of shareholders.

The objectives of the Plan are:

(a) to reinforce corporate organizational and business-development goals.

(b) to promote the achievement of year-to-year and long-range financial and other business objectives such as high quality of service and product, improved productivity and efficiencies for the benefit of our customers’ satisfaction and to assure a reasonable return to Foot Locker’s shareholders.

(c) to reward the performance of individual executives in fulfilling their personal responsibilities for long-range achievements.

(d) to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor section and the Treasury regulations promulgated thereunder (“Section 162(m) of the Code”).

(e) to award shares of Common Stock (as defined below) after attainment of pre-established performance goals and completion of the Performance Period (as defined below), which shall be considered “Other Stock-Based Awards” under the Foot Locker 2007 Stock Incentive Plan, amended and restated as of May 21, 2014, and as further amended from time to time, or other applicable stock incentive plan of the Company (the “Stock Incentive Plan”).

1. Definitions. The following terms, as used herein, shall have the following meanings:

(a) “Annual Base Salary” shall mean the annual base salary approved by the Committee with respect to the executive at the time the performance goals are established by the Committee, as described in Section 5(b) hereof without reduction for any amounts withheld pursuant to participation in a “cafeteria plan” under Section 125 of the Code, a cash or deferred arrangement under Section 401(k) of the Code or a qualified transportation arrangement under Section 132(f) of the Code. Notwithstanding the foregoing in the event of an executive’s promotion during a Performance Period, such participant’s Annual Base Salary shall reflect any salary increase paid as a result of the participant’s promotion.

(b) “Board” shall mean the Board of Directors of Foot Locker.

(c) “Change in Control” shall mean any of the following: (i) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any person other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (ii) below; (ii) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any person acting in concert; or (iii) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board of Directors of the Company (referred to herein as the “Board”), and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(d) “Committee” shall mean two or more members of the Compensation Committee of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

(e) “Common Stock” shall mean common stock of Foot Locker, par value $0.01 per share.

(f) “Consolidated Net Income” shall mean the net income of Foot Locker and its subsidiaries for each fiscal year determined in accordance with generally accepted accounting principles and reported upon by Foot Locker’s independent accountants but before provision for accrued expenses net of the related income tax reduction for payments to be made pursuant to this Plan.

(g) “Fair Market Value” of a share of Common Stock shall mean the average of the closing prices of a share of such Common Stock as reported on the Composite Tape for the New York Stock Exchange during the sixty (60) day period immediately preceding the payment date relating to the applicable Performance Period.

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(h) “Individual Target Award” shall mean the targeted performance award for a Plan Year specified by the Committee as provided in Section 5 herein.

(i) “Performance Period” shall mean the period of three consecutive Plan Years or such other period as determined by the Committee, beginning with the Plan Year in which the award is made.

(j) “Plan Year” shall mean Foot Locker’s fiscal year during which the Plan is in effect.

2. Administration of the Plan. The Plan shall be administered by the Committee. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and its participants. The Committee shall also have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible participants; (ii) setting the performance criteria within the Plan guidelines; and (iii) certifying attainment of performance goals and other material terms. To the extent any provision of the Plan, other than Section 7 herein, creates impermissible discretion under Section 162(m) of the Code or would otherwise violate Section 162(m) of the Code, such provision shall have no force or effect.

3. Participation. Participation in the Plan is limited to officers or other key employees of Foot Locker or any subsidiary thereof, as selected by the Committee in its sole discretion. The Committee may from time to time designate additional participants who satisfy the criteria for participation as set forth herein, and shall determine when an officer or key employee of Foot Locker ceases to be a participant in the Plan.

4. Right to Payment. Unless otherwise determined by the Committee in its sole discretion, a participant shall have no right to receive payment under this Plan unless the participant remains in the employ of Foot Locker at all times during the applicable Performance Period; provided, however, that notwithstanding any other provision of the Plan, the Committee may make a pro-rata payment following the end of the Performance Period to any participant in circumstances the Committee deems appropriate including, but not limited to a participant’s death, disability, retirement, or other termination of employment during the Performance Period, provided the performance goals for the Performance Period are met. Furthermore, upon a Change in Control the Committee may, in its sole discretion, but only to the extent permitted under Section 162(m) of the Code (if applicable), make a payment to any participant who is a participant at the time of such Change in Control, on the date of the Change in Control, or as soon as practicable thereafter, and prior to the end of the Performance Period (to the extent determinable), which is equal to or less than the pro-rata portion (through the date of the Change in Control) of the Individual Target Award based on (a) the actual performance results achieved relative to the Performance Period’s performance goals with respect to the period from the commencement of the Performance Period to the date of the Change in Control, and (b) the performance results that would have been achieved had the Performance Period’s Target been met for the balance of such Performance Period. Any

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pro-ration required hereunder shall be based on a fraction, the numerator of which is the number of months completed before the termination of employment or Change in Control, as the case may be, and the denominator of which is the number of months in the Performance Period.

5. Payment.

(a) Payment to a participant under this Plan for each Performance Period shall be made in cash, shares of the Company’s Common Stock, or any combination thereof, as determined by the Committee for each Performance Period. If payment is to be made in shares of the Company’s Common Stock, the number of shares of Common Stock shall be determined by the Committee by dividing the achieved percentage of such participant’s Annual Base Salary payable in Common Stock (as determined by the Committee for each Performance Period) by the Fair Market Value of the Common Stock on the date of payment as determined in accordance with Section 4 or 6 herein. Such achieved percentage shall be based on the participant’s achievement of his or her Individual Target Award. Except to the extent provided for in Section 4 hereof, payment shall be made only if and to the extent the relevant performance goals with respect to the Performance Period are attained. Awards of Common Stock made pursuant to this Plan are Other Stock-Based Awards (as defined in the Stock Incentive Plan) and are issued under and subject to, the applicable provisions of the Stock Incentive Plan including, without limitation, Section 9 (Other Stock-Based Awards) and Section 5 (Stock Subject to the Plan; Limitation on Grants). In the event that any payment results in other than a whole number of shares of Common Stock, the value of the fractional share of Common Stock shall be paid in cash.

(b) At the beginning of each Performance Period (or within the time period prescribed by Section 162(m) of the Code), the Committee shall establish all performance goals and the Individual Target Awards for such Performance Period and Foot Locker shall inform each participant of the Committee’s determination with respect to such participant for such Performance Period. Individual Target Awards shall be expressed as a percentage of such participant’s Annual Base Salary. At the time the performance goals are established, the Committee shall prescribe a formula to determine the percentage of the Individual Target Award which may be payable based upon the degree of attainment of the performance goals during the Performance Period.

(c) Notwithstanding anything to the contrary contained in this Plan,

(1) the performance goals in respect of awards granted to participants hereunder, shall be based on one or more of the following criteria:

(i) the attainment of certain target levels of, or percentage increase in, pre-tax profit;

(ii) the attainment of certain target levels of, or percentage increase in, division profit;

(iii) the attainment of certain target levels of, or a percentage increase in, after-tax profits of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

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(iv) the attainment of certain target levels of, or a specified increase in, operational cash flow or economic value added of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(v) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, Foot Locker’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Foot Locker, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(vi) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations of Foot Locker (or a subsidiary, division or other operational unit of Foot Locker);

(vii) the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization, of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(viii) the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;

(ix) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker);

(x) the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker);

(xi) the attainment of a certain target level of, or percentage increase in, Consolidated Net Income;

(xii) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker);

(xiii) the attainment of a certain target level of, or a specified increase in, gross or operating margins of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker); and

(xiv) the attainment of certain target levels of, or a specified increase in, the fair market value of the shares of Common Stock or total shareholder return, including the value of an investment in Common Stock assuming the reinvestment of dividends.

In addition, performance goals may be based upon the attainment of specified levels of Foot Locker (or a subsidiary, division or other operational unit of Foot Locker) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may designate additional business

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criteria on which the performance goals may be based or adjust, modify, or amend those criteria.

(2) To the extent permitted under Section 162(m) of the Code, unless otherwise determined by the Committee at the time the performance goals are set and incorporated into the performance goals, the Committee shall exclude the impact of any of the following events or occurrences:

(i) restructurings, discontinued operations, extraordinary items or other special, unusual or non-recurring items or charges;

(ii) any acquisition or divestiture of an operating business during the Plan Year or Performance Period;

(iii) impairment charges taken under relevant accounting rules;

(iv) an event either not directly related to the operations of the Company (or any subsidiary, division or other operational unit of the Company) or not within the reasonable control of the Company’s management; or

(v) a change in tax law or accounting standards required by generally accepted accounting principles.

(3) In no event shall payment in respect of an award granted for a Performance Period be made to a participant as of the end of such Performance Period in a dollar value which exceeds the lesser of (i) 300% of such participant’s Annual Base Salary or (ii) $5,000,000.

6. Time of Payment. Subject to Section 4 herein, all payments earned by participants under the Plan shall be based on the achievement of performance goals established by the Committee and will be paid in accordance with Section 5 herein after performance goal achievements for the Performance Period have been finalized, reviewed, approved and certified by the Committee, but in no event later than two and one-half months following the end of the fiscal year for the last year of the applicable Performance Period. Foot Locker’s independent accountants shall examine as of the close of the Performance Period and communicate the results of such examination to the Committee as to the appropriateness of the proposed payments under the Plan.

7. Interim Participation. Notwithstanding anything else herein, the Committee may, in its sole discretion, grant an award hereunder to a participant who commences employment with Foot Locker during a Plan Year. Such award is not required to satisfy the exception for performance-based compensation set forth in Section 162(m) of the Code.

8. Miscellaneous Provisions.

(a) A participant’s rights and interests under the Plan may not be sold, assigned, transferred, pledged or alienated.

(b) In the case of a participant’s death, payment, if any, under the Plan shall be made to his or her designated beneficiary, or in the event no beneficiary is designated or surviving, to the participant’s estate.

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(c) Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Foot Locker or any subsidiary.

(d) Foot Locker and any of its subsidiaries shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

(e) Except with regard to an award made pursuant to Section 7 herein, the Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be limited, construed and interpreted in a manner to so comply.

(f) While neither Foot Locker nor any of its subsidiaries guarantee any particular tax treatment, the Plan is designed and intended to comply with the short-term deferral rules under Section 409A of the Code and the applicable regulations thereunder and shall be limited, construed and interpreted with such intent. All amounts payable under the Plan shall be payable within the short-term deferral period in accordance with Section 409A and regulations issued thereunder.

(g) The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment which requires shareholder approval in order for the Plan to continue to comply with the exception for performance based compensation under Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the shareholders of Foot Locker as determined under Section 162(m) of the Code. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant’s consent, under the award theretofore granted under the Plan.

(h) Notwithstanding anything herein to the contrary, amounts payable hereunder shall be subject to Foot Locker’s clawback policy with respect to the recovery of incentive compensation to the extent and in the manner provided therein.

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